EXHIBIT 99.1

Gold Horse International, Inc. Announces Results for Third Quarter Fiscal 2011

HOHHOT, China, June 10 /PRNewswire-Asia/ -- Gold Horse International, Inc., (OTC Bulletin Board: GHII) ("Gold Horse" or the “Company"), a multifaceted business group that controls and through the Jin Ma Companies operates a construction company, real estate development business and a hotel/banquet facility in Inner Mongolia, China, today announced its financial results for the nine months ended March 31, 2011.

•	Net revenue increased 54.8% period-over-period to $36.2 million

•	Gross margin was 16.3% compared to 15.7% in the prior comparable period

•	Gross profit increased 60.8% period-over-period to $5.9 million

•	Operating income was $4.2 million compared to operating income of $2.2 million in the prior comparable period

•	Net income decreased 6.3% period-over-period to $3.7 million from $3.9 million

•

Adjusted net income excluding non-cash gains and expenses was $3.2 million, or $1.63 per fully diluted common share as compared to adjusted net income of $0.3 million, or $0.21 per fully diluted common share, in the prior comparable period

“We remain confident that real estate development in Hohhot, Inner Mongolia and its surrounding areas, a third- tier city, will remain strong and will not feel the effects of the slower real estate markets occurring in tier-one cities such as Beijing and Shanghai. We intend to meet our liquidity requirements, including capital expenditures related to the purchase of land for the development of future projects, through cash flow provided by operations, from the collection of outstanding accounts and notes receivable balances and the from the sale of units at the Shuian Renjia residential project. Through March 31, 2011, we have capitalized construction in progress consisting of the acquisition of land use rights and construction costs related to the Shuian Renjia project of approximately $19.8 million. In connection with the acquisition of land use rights and for construction costs, pursuant to  agreements with Jin Ma Construction’s sub-contractors, we will only partially pay subcontractors until such time as we begin selling units of real estate held for sale and accordingly, accounts payable has increased substantially. Subcontractors are willing to extend us credit due to long-term relationship with the Jin Ma Companies.  During the fourth quarter of 2011, we expect to sell all of our units in Shuian Renjia and we expect to collect approximately $30,000,000 from these sales which will be used to pay subcontractors and other accounts payable balances and will be used for working capital purposes,” said Mr. Liankuan Yang, chairman and CEO of Gold Horse

Results for Nine Month ended March 31, 2011

For the nine months ended March 31, 2011, net revenue was $36.2 million, up 54.8% from $23.4 million for the comparable period in fiscal 2010. Construction revenue was $33.0 million or 91.1% of net revenue, up from $20.7 million, or 88.7% of net revenue for the comparable period in fiscal 2010.

•

The fluctuation in Jan Ma Construction’s revenue for the nine months ended March 31, 2011 as compared to the nine months ended March 31, 2010 was attributable to  the timing of construction work performed.  At any given time Jin Ma Construction will have a concentration of significant customers depending upon the number and scope of construction projects.  These significant customers may not be the same from period to period depending upon the percentage of completion of the specific projects.

•	Revenue from the hotel segment was $2.3 million, similar to $2.3 million in the same period last year.

•

Revenue from the real estate segment was $0.9 million, up 134.4% from $0.39 million.  During the 2011 period, Jin Ma Real Estate, in cooperation with the construction business, Jin Ma Construction, who acted as general contractor, sold units in Buildings 1 to 4 of Procuratorate Housing Estates and recognized revenues of $0.4 million. We did not sell any such units in the 2010 period.

Gross profit for the nine months ended March 31, 2011 was $5.9 million, up 60.8% from $3.7 million in the comparable 2010 period. Gross margin was 16.3%, up from 15.7% in the prior period.

Operating expenses for the nine months ended March 31, 2011 were $1.72 million, or 4.75% of net revenue.

Operating income for the months ended March 31, 2011 was $4.2 million, up from $2.2 million from the comparable period in fiscal 2010. Operating margin for the nine months ended March 31, 2011 was 11.6% as compared to 9.3% in the comparable period in fiscal 2010.

The Company recorded net income of $3.7 million for the nine months ended March 31, 2011 as compared to net income of $3.9 million in the comparable period in fiscal 2010. Adjusted net income excluding non-cash gains and expenses was $3.2 million or $1.63 per fully diluted common share as compared to adjusted net income of $0.3 million or $0.21 per fully diluted common share for the 2010 period.

Financial Condition

As of March 31, 2011, Gold Horse had $0.3 million in cash and cash equivalents, short-term debt of $3.2 million and long-term debt of $0.32 million. Shareholders' equity was $41.9 million, up from $36.6 million as of June 30, 2010. Cash used in operating activities for the nine months ended March 31, 2011 was $0.35 million.

Business Outlook

At March 31, 2011, Jin Ma Real Estate has acquired land use rights and/or began developing the several residential projects in cooperation with Jin Ma Construction that acts as the general contractor, an example of projects under the Jin Ma Companies new integrated business model. Jin Ma Real Estate recently completed the Shuian Renjia residential project located at the south part of East Xinhua Street in Hohhot, and consists of two buildings each with 17 floors and a total of 364 apartments. The total development area is 56,841.2 square meters.  The Shuian Renjia project was completed in May 2011 and required a total investment of 140 million RMB or about $22 million.  This project is expected to yield revenues of 197 million RMB or $30 million during the fourth quarter of 2011. On January 10, 2011, Jin Ma Real Estate signed a sale agreement with a local company.  Jin Ma Real Estate expects to sell the Shuian Renjia residential units to employees of a local company pursuant to a sales agreement. As a result, Jin Ma Real Estate has collected approximately 117,600,000 RMB or $18 million by the end of May 2011 and will collect approximately 79,400,000 RMB or $12 million when the sales transaction is completed.

Reconciliation of Net Income to Adjusted Net Income

In addition to disclosing financial results in accordance with United States generally accepted accounting principles (GAAP) and to supplement the Company's consolidated financial statements presented on a GAAP basis in Table 1, the Company’s earnings release contains the non-GAAP financial measures “adjusted net income.”

Adjusted net income is not a measure of performance defined in accordance with GAAP. However, management believes that adjusted net income is useful to investors in evaluating the Company’s performance because adjusted net income reflects the elimination of gains from derivative liabilities and extinguishment of debt.

Management believes that the disclosure of adjusted net income offers an additional view of the Company’s operations that, when coupled with the GAAP results and the reconciliation to GAAP net income, provides a more complete understanding of the Company’s results of operations and the factors and trends affecting the Company.

Adjusted net income should not be considered as an alternative to net income as an indicator of the Company’s performance or as an alternative to net cash provided by operating activities as a measure of liquidity. The primary material limitations associated with the use of adjusted net income as compared to GAAP net income is:

•	it may not be compared to similarly titled measures used by other companies in the Company’s industry, and

•	it excludes financial information that some may consider important in evaluating the Company’s performance.

The Company compensates for these limitations by providing a reconciliation of adjusted net income to GAAP net income to enable investors to perform their own analysis of the Company’s operating results.

Reconciliation of Adjusted

Net Income to GAAP Net Income

	Nine Months Ended March 31,
($ in thousands, except per share data)	2011	2010

Net income	$3,682	$3,927
Gain on change in fair value of derivative liabilities	(462)	(1,705)
Gain from extinguishment of derivative liabilities	—	(1,893)

Adjusted net income	$3,220	$329

Net income per common share - diluted	$1.86	$2.54
Adjusted net income per common share - diluted	$1.63	$0.21
Weighted average common shares outstanding - diluted	1,977,994	1,548,957

About Gold Horse International, Inc.

Gold Horse International, Inc., through its wholly owned subsidiaries, Gold Horse International, Inc. (Nevada) and Global Rise International Ltd., controls and operates its variable interest entities Inner Mongolia Jin Ma Construction Co., Ltd., Inner Mongolia Jin Ma Hotel Co., Ltd., and Inner Mongolia Jin Ma Real Estate Development Co., Ltd., all based in Hohhot, the regional capital of Inner Mongolia Autonomous Region in China. Jin Ma Construction has been providing construction and general contractor services in Hohhot to both private developers and to the local and regional governments since 1980. Jin Ma Hotel owns, operates and manages the Jin Ma Hotel, a full-service, two-star hotel and restaurant/banquet facility located in Hohhot. Jin Ma Real Estate develops residential and commercial properties in Hohhot. For more information on the Company, visit http://www.goldhorseinternational.com. Information on the Company's Web site or any other Web site does not constitute a portion of this release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its variable interest entities Jin Ma Construction, Jin Ma Hotel and Jin Ma Real Estate. These forward looking statements are often identified by the use of forward-looking terminology such as "believes”, “expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties such as cost overruns, lack of materials, projected earnings not realized and other risks of construction that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its Web site (http://www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

Gold Horse International, Inc.

Mr. Adam Wasserman, CFO

Phone: +1-800-867-0078 x702

Email: adamw@cfooncall.com

Table 1.

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of
	March 31, 2011	June 30, 2010
	(Unaudited)
ASSETS

Cash and cash equivalents	$364,047	$309,996
Accounts receivable, net	11,073,753	7,912,119
Notes receivable on sales type lease - current portion	1,637,460	1,150,333
Inventories, net	71,487	64,007
Prepaid expenses	1,757	210,000
Other receivables, net	112,556	24,969
Cost and estimated earnings in excess of billings	91,201	93,879
Real estate held for sale	153,259	367,009
Deferred tax assets	227,338	267,668
Construction in progress - current portion	19,771,345	—

Total Current Assets	33,504,203	10,399,980

Property and equipment, net	8,484,079	8,727,796
Construction in progress - non-current portion	13,327,498	12,860,646
Notes receivable on sales type lease - non-current portion	15,588,392	15,853,319

Total Assets	$70,904,172	$47,841,741

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Loans payable - current portion	$3,203,909	$3,091,678
Accounts payable	22,300,216	3,522,030
Due to related parties	719,675	230,453
Accrued expenses	560,431	832,597
Taxes payable	1,541,174	2,374,059
Advances from customers	201,671	144,670
Derivative liability	191,701	653,630
Billings in excess of costs and estimated earnings	735	90,205

Total Current Liabilities	28,719,512	10,939,322

Loans payable - net of current portion	319,630	345,152

Total Liabilities	29,039,142	11,284,474

Commitments	—	—

Stockholders’ Equity:
Preferred stock ($0.0001 par value; 20,000,000 shares authorized; none issued and outstanding)	—	—
Common stock ($0.0001 par value; 300,000,000 shares authorized; 1,989,459 and 1,934,878 shares issued and outstanding at March 31, 2011 and June 30, 2010)	199	193
Non-controlling interest in variable interest entities	6,095,314	6,095,314
Additional paid-in capital	7,346,784	7,127,577
Statutory reserve	2,496,724	2,470,154
Retained earnings	21,868,424	18,213,466
Accumulated other comprehensive income	4,057,585	2,650,563

Total Stockholders’ Equity	41,865,030	36,557,267

Total Liabilities and Stockholders’ Equity	$70,904,172	$47,841,741

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Nine Months Ended March 31,
	2011	2010
	(Unaudited)	(Unaudited)
NET REVENUES
Construction	$32,986,009	$20,739,488
Hotel	2,304,502	2,262,578
Real estate	907,030	386,898

Total Revenues	36,197,541	23,388,964

COST OF REVENUES
Construction	28,289,607	17,889,157
Hotel	1,323,695	1,486,994
Real estate	670,548	335,855

Total Cost of Revenues	30,283,850	19,712,006

GROSS PROFIT	5,913,691	3,676,958

OPERATING EXPENSES:
Other hotel operating expenses	47,116	77,307
Bad debt recovery	(196,903)	(215,090)
Salaries and employee benefits	711,807	683,280
Depreciation	592,661	583,202
Selling, general and administrative	565,283	365,689

Total Operating Expenses	1,719,964	1,494,388

INCOME FROM OPERATIONS	4,193,727	2,182,570

OTHER INCOME (EXPENSES):
Other income (expense)	6,804	—
Gain on extinguishment of derivative liabilities	—	1,893,310
Gain on change in fair value of derivative liabilities	461,929	1,704,654
Gain on sale of land use rights and property	—	449,528
Interest income	705,322	1,274,716
Interest expense	(377,728)	(2,711,743)

Total Other Income	796,327	2,610,465

INCOME BEFORE PROVISION FOR INCOME TAX	4,990,054	4,793,035

PROVISION FOR INCOME TAXES	1,308,526	865,550

NET INCOME	$3,681,528	$3,927,485

COMPREHENSIVE INCOME:
Net income	$3,681,528	$3,927,485

OTHER COMPREHENSIVE INCOME:
Unrealized foreign currency translation gain	1,407,022	38,613

COMPREHENSIVE INCOME	$5,088,550	$3,966,098

NET INCOME PER COMMON SHARE:
Basic	$1.88	$2.57
Diluted	$1.86	$2.54

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	1,957,237	1,531,055
Diluted	1,977,994	1,548,957